EXHIBIT 99.1

Synthesis Energy Systems, Inc. Reports Fiscal 2017 Financial Results and Provides Business Update

HOUSTON, Oct. 25, 2017 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), a global leader in the clean and efficient production of low-cost synthesis gas for high value energy and chemical products, today reported financial results for its fiscal 2017 year and fourth quarter ended June 30, 2017. The delay in the filing of the Company’s Form 10-K annual report was due to Hurricane Harvey.

“During the 2017 fiscal year, our focus has shifted from the demonstration and commercialization of our unique clean energy technology to the development of value accretive regional business platforms in stable and dependable regions of the world that will exclusively utilize this technology. Australian Future Energy, (AFE), SES’s first platform established in 2014, made significant progress in the development of clean energy projects using SES Gasification Technology, or SGT, during this past fiscal year. In addition to advancing the development of new projects in Australia, AFE successfully acquired a 270 million metric ton coal resource near Pentland, Queensland. The AFE spin-off company, Batchfire Resources, successfully completed the acquisition of the Callide thermal coal mine, and continues to deliver strong operational results on its mining plan,” said DeLome Fair, SES’s President and CEO. “Through our work in Australia, we believe we have made significant progress in strengthening our assets via SES’s 39% ownership in AFE which, through its wholly owned subsidiary, Great Northern Energy, owns the coal resource at Pentland, and our 11.4% ownership in Batchfire Resources. We believe these long-term coal resources, combined with local renewable resources, will be used in a responsible manner to fuel the projects now under development by AFE. In the near-term AFE intends to advance two projects into design and construction. Both projects will utilize our technology and we believe they can generate attractive top and bottom line financial results across the design and construction stages of the projects.

“Our goal is to execute the strategy we have successfully deployed in Australia in other regions of the world with abundant low-cost coal, coal waste, and renewable biomass and municipal solid waste resources, combined with limited availability to low-cost natural gas. Our next areas of focus include Eastern Europe and South America, with our growth expected to come from three business segments – SES technology and equipment sales, energy and chemical project equity holdings, and coal and resource equity holdings. This shift in focus has allowed us to allocate our resources more efficiently, and therefore we expect an approximate 25% reduction in our overhead costs for our fiscal year 2018,” continued Ms. Fair. “In China, we successfully secured 12.35 million Yuan (approximately $1.85 million) from the completion of the restructuring of our Tianwo-SES joint venture, which also brought in as an investor the Innovative Coal Chemical Design Institute, or ICCDI, the company that engineered and constructed seven SGT systems for the Aluminum Corporation of China, or CHALCO. We believe the inclusion of ICCDI into Tianwo-SES will strengthen the joint venture’s bidding capability, and that Tianwo-SES will place an emphasis on securing large-scale coal to chemical projects in addition to industrial fuel gas projects similar to those executed for CHALCO.

“We believe the commercially proven, premier performance of our feedstock-flexible technology combined with our successful AFE model in Australia has created global market momentum for our technology. In addition to our ongoing efforts in Australia and China, we are continuing to develop additional AFE-model platform companies and expect to see news coming out of Poland, where we are making especially good progress, in the near term,” concluded Ms. Fair.

Recent Corporate Highlights

Australian Assets

Australian Future Energy Pty Ltd (AFE) – SES’s ownership position is 39% of this SGT Australian platform company

In August, AFE successfully closed the acquisition of the 270MM metric ton JORC compliant thermal coal resource, near Pentland, Queensland, through AFE’s wholly owned subsidiary, Great Northern Energy Pty Ltd. AFE is currently in the process of filing for the Queensland government approval of a start-up mine for the Pentland resource.

In August, SES’s Australian partners completed site evaluations of multiple SGT facilities, including the Yima JV plant and largest Aluminum Corporation of China facility. The attendees included AFE’s COO Ron Higson, CFO Kerry Parker, and additional technical specialists.

Batchfire Resources Pty Ltd. (BFR) – SES’s ownership position is 11.4% of this AFE spin-off company that operates the Callide Mine

The Callide coal mine is a significantly sized coal resource which was acquired by BFR in October 2016 that has historically delivered approximately 9 to 10 million tons per annum of coal, with 5.5 metric tons per annum of coal delivered to the adjacent Callide Power Station, which generates up to 18% of Queensland’s electricity, and the remainder delivered primarily to the export seaborne coal market, with 5% to 10% going to local domestic customers. BFR is implementing a new mining plan at Callide intended to lower the per unit mining costs and deliver profitable financial results.

China Assets

In August, SES closed the restructuring of its Chinese joint venture, Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES). SES received 11.15 million Yuan (approximately $1.67 million), which represented all funds related to the restructuring agreements. In conjunction with the JV restructuring, the Company also received 1.2 million Yuan (approximately $180,000) related to outstanding invoices for services provided to Tianwo-SES. As part of the restructuring, SES reduced its 35% ownership to 25% and its existing partner, Suzhou THVOW Technology Co., Ltd., reduced its ownership from 65% to 50%. Innovative Coal Chemical Design Institute (ICCDI), which engineered and constructed the Aluminum Corporation of China SGT projects, joined the Tianwo-SES joint venture with a 25% share ownership. The parties are now completing the required ownership registration changes with local government authorities in Zhangjiagang, Jiangsu, China.

For the period December 2016 through August 2017, the Yima Joint Venture plant in China’s Henan Province generated almost 180,000 metric tons of pure methanol, showing continued improvement in the plant’s ability to operate reliably. In addition, the Yima JV team has been working closely with SES’s technical team to address specific items that are necessary to improve the operations even further in the coming years.

Financing

On October 24, SES entered into securities purchase agreements with certain institutions and accredited investors for the purchase of $8 million in principal amount of 11% senior secured, five-year debentures and warrants to purchase 8 million shares of common stock at a share price of $0.50/share. The purchase agreements and the debentures contain certain customary representations, warranties and covenants.

Additional Highlights

In August, SES’s Polish partners completed site evaluations of multiple SGT facilities which included verification of SGT’s capabilities and validation that the technology meets the requirements of their projects. The delegation was led by Wojtek Ksiazkiewicz, Vice President of EnCoal Gasification, and also included parties from Tauron Wytwarzanie, Poland’s second-largest power producer; Solvadis Polska, a Warsaw-based chemicals distribution company, and consulting professors from the Institute for Chemical Processing of Coal. Based on the success of this site evaluation, SES and its Polish partners have been moving forward to structure a platform business in Poland similar to AFE’s, in order to jointly secure orders for SGT from the Polish market.

In July, the largest capacity industrial syngas facility for Aluminum Corporation of China (CHALCO), with four SGT systems, CHALCO Henan, successfully completed performance testing. SES’s 12th gasifier, which came online in April, has been operating successfully for six months, which highlights the excellent operation of SGT. SES’s technology is supplying stable and reliable industrial synthesis gas to three CHALCO aluminum hydroxide processing facilities, with seven total systems, in Henan, Shanxi and Shandong provinces.

Fiscal Fourth Quarter 2017 Financial Results (Unaudited)

Total revenue was $0.1 million for the three months ended June 30, 2017 (the Current Quarter) as compared to $0.3 million for the three months ended June 30, 2016 (the Comparable Quarter).

Technology licensing and related services revenue was $24,000 for the Current Quarter compared with $0.3 million for the Comparable Quarter, which resulted from the technical consulting and engineering services provided to customers.

Related party consulting revenue was $0.1 million for the Current Quarter as compared to $0 for the Comparable Quarter, which primarily resulted from technical consulting and engineering services provided to AFE.

The operating loss for the Current Quarter was $19.8 million compared to an operating loss of $10.9 million for the Comparable Quarter. The increase was primarily the result of the $17.7 million impairment of the Yima Joint Venture in the Current Quarter compared to an impairment of $8.6 million for the Comparable Quarter.

The net loss attributable to stockholders for the Current Quarter was $20 million or $(0.23) per share versus $11.6 million or $(0.13) per share for the Comparable Quarter.

As of June 30, 2017, the Company had cash and cash equivalents of $5 million and working capital of $4 million.

Fiscal 2017 Financial Results (Unaudited)

Total revenue was $0.2 million for the fiscal year ended June 30, 2017 (the Current Year) as compared to $0.7 million for the fiscal year ended June 30, 2016 (the Prior Year).

Technology licensing and related services revenue was $51,000 for the Current Year compared with $0.3 million for the Prior Year, which resulted from the technical consulting and engineering services provided to customers.

Related party consulting revenue was $0.1 million for the Current Year as compared to $0.4 million for the Prior Year, which primarily resulted from technical consulting and engineering services provided to AFE.

The operating loss for the Current Year was $28.1 million compared to an operating loss of $19.9 million for the Prior Year. The increase was primarily the result of the $17.7 million impairment of the Yima Joint Venture in the Current Year compared to an impairment of $8.6 million for the Prior Year.

The net loss attributable to stockholders for the Current Year was $26.2 million or $(0.3) per share versus $23.1 million or $(0.27) per share for the Prior Year.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of Batchfire Resources Pty Ltd (“BFR”) and Australian Future Energy Pty Ltd (“AFE”) management to successfully grow and develop their Australian assets and operations, including Callide and Pentland; the ability of BFR to produce earnings and pay dividends; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on the NASDAQ Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to be correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenue:
Technology licensing and related services	$24	$299	$51	$300
Related party consulting services	100	—	100	350
Total revenue	124	299	151	650

Costs and Expenses:
Costs of sales and plant operating	120	—	142	211
General and administrative expenses	1,699	2,062	8,622	8,228
Stock-based expense	402	500	1,701	3,317
Depreciation and amortization	9	58	66	217
Impairments	17,700	8,613	17,700	8,613
Total costs and expenses	19,930	11,233	28,231	20,586

Operating loss	(19,806)	(10,934)	(28,080)	(19,936)

Non-operating income/(expense):
Equity in loss of joint venture	(302)	(244)	(342)	(244)
Foreign currency gains (losses), net	53	(86)	(71)	(253)
Interest income	2	7	13	29

Net loss before income tax provision	(20,053)	(11,257)	(28,480)	(20,404)

Income tax provision	—	—	—	—

Net Loss from continuing operations	(20,053)	(11,257)	(28,480)	(20,404)
Gain/(loss) from discontinued operations	—	(426)	1,929	(3,184)

Net Loss	(20,053)	(11,683)	(26,551)	(23,588)
Less: net loss attributable to noncontrolling interests	(45)	(94)	(315)	(516)

Net loss attributable to SES stockholders	$(20,008)	$(11,589)	$(26,236)	$(23,072)

Net loss attributable to SES stockholders:
From continuing operations	(20,008)	(11,173)	(28,174)	(19,910)
From discontinued operations	—	(416)	1,938	(3,162)

Net loss attributable to SES stockholders	$(20,008)	$(11,589)	$(26,236)	$(23,072)

Net loss per share (Basic and diluted):
From continuing operations	(0.23)	(0.13)	(0.32)	(0.23)
From discontinued operations	—	(0.00)	0.02	(0.04)

Net loss attributable to SES stockholders	$(0.23)	$(0.13)	$(0.30)	$(0.27)

Weighted average common shares outstanding:
Basic and diluted	87,352	86,964	87,140	86,776

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except par value amounts)

	June 30, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,988	$13,807
Accounts receivable, net	167	27
Prepaid expenses and other currents assets	539	828
Inventory	42	43
Assets of discontinued operations	—	2,682

Total current assets	5,736	17,387

Property, plant and equipment, net	24	54
Intangible asset, net	984	898
Investment in joint ventures	8,539	26,201
Other long-term assets	43	661
Assets of discontinued operations	—	9,980

Total assets	$15,326	$55,181

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,765	$1,655
Liabilities of discontinued operations	—	13,337

Total current liabilities	1,765	14,992

Commitment and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value- 20,000 shares authorized – no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 87,435 and 86,984 shares issued and outstanding, respectively	874	870
Additional paid-in capital	263,044	261,225
Accumulated deficit	(253,174)	(226,938)
Accumulated other comprehensive income	4,018	6,586
Total stockholder’s equity	14,762	41,743
Noncontrolling interests in subsidiaries	(1,201)	(1,554)

Total equity attributable to SES stockholders	13,561	40,189

Total liabilities and equity	$15,326	$55,181